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                                                                     EXHIBIT 4.1






         SHARE OPTION AGREEMENT dated as of the 1st day of March, 1994;

B E T W E E N:

         WGIM ACQUISITION CORPORATION, a corporation incorporated under the laws of Canada,

                     (hereinafter called the "Corporation")

                                     - and -

         DOUGLAS TRUMBULL, of the Town of Lenox in the Commonwealth of Massachusetts,

                      (hereinafter called the "Optionee").



         WHEREAS the Optionee and the Corporation have agreed that the Optionee shall be granted an option to purchase common shares of the Corporation on the terms and conditions set forth in this agreement.

         NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter contained the parties hereto agree as follows:

1.       SHARE OPTION

         (a) The Corporation hereby grants to the Optionee an irrevocable option (the "Option") to purchase, in accordance with the exercise rights outlined in Subsection 1(c) hereof, and subject to adjustment as provided herein, all or any part of 207,186 Common Shares ("Common Shares" means the fully paid and non-assessable common shares in the capital of the Corporation on the date hereof and as the same shall be constituted at any time or times hereafter, such Common Shares being hereinafter referred to as the "Optioned Shares") in the capital of the Corporation at a price of Cdn. $1.29 per share (the "Exercise Price"). The number of Common Shares subject to the Option and the exercise price therefor have been calculated in accordance with Appendix B to Exhibit 12 to the agreement as of December 3, 1993 among the Corporation, Gelfco Inc. and The Trumbull Company, Inc.

         (b) Subject to Subsection 1(c), 1(d), 2(a) and 2(b) hereof, the Option may be exercised during the 8 and one-half year period commencing on the date hereof and ending on the date which is eight and one-half years after the date hereof, or the immediately following business day if such date is not a business day in the city where the chief executive office of the Corporation is located on that day (such date being hereinafter referred to as the "Expiration Date") for any number of Optioned Shares up to the maximum number specified in Section 1(a)


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above. At the close of business in the city where the chief executive office of the Corporation is located on that day on the Expiration Date the Option shall expire and be of no further force whatsoever as to such of the Optioned Shares in respect of which the Option has not been fully exercised and thereafter, the Option may not be exercised.

         (c) Subject to Subsection 1(d), 2(a) and 2(b) hereof the Option shall only be exercisable by the Optionee in the following manner:

         (i) if the employment agreement between the Optionee and Ridefilm Theaters Corporation, a Delaware corporation and a wholly-owned subsidiary of the Corporation dated the date hereof (the "Trumbull Employment Agreement") has not been terminated pursuant to either of paragraphs 1(a)(i) or 1(a)(ii) thereof prior to the first anniversary of the date hereof, then the Option may be exercised as to 38,847 of the Optioned Shares in whole at any time or in part from time to time on or after such first anniversary;

         (ii) if the Trumbull Employment Agreement is terminated pursuant to either of paragraphs 1(a)(i) or 1(a)(ii) thereof prior to the first anniversary of the date hereof, but prior to such first anniversary the Optionee has not resigned as Chairman and Chief Executive Officer of The Ridefilm Theaters Company or the Optionee has been willing to remain in such positions but has been asked to resign therefrom, then the Option may be exercised as to 12,949 Optioned Shares in whole at any time or in part from time to time on or after such first anniversary;

         (iii) if the Trumbull Employment Agreement has not been terminated pursuant to either of paragraphs 1(a)(i) or 1(a)(ii) thereof prior to the second anniversary of the date hereof, then the Option may be exercised as to an additional 38,847 of the Optioned Shares in whole at any time or in part from time to time on or after such second anniversary;

         (iv) if the Trumbull Employment Agreement is terminated pursuant to either of paragraphs 1(a)(i) or 1(a)(ii) thereof prior to the second anniversary of the date hereof, but prior to such second anniversary the Optionee has not resigned as Chairman and Chief Executive Officer of The Ridefilm Theaters Company or the Optionee has been willing to remain in such positions but has been asked to resign therefrom, then the Option may be exercised as to an additional 12,949 Optioned Shares in whole at any time or in part from time to time on or after such second anniversary;

         (v) if the Trumbull Employment Agreement has not been terminated pursuant to either of paragraphs 1(a)(i) or 1(a)(ii) thereof prior to the third anniversary of the date hereof, then the Option may be exercised as to the balance of the Optioned Shares in whole at any time or in part from time to time on or after such third anniversary; and



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         (vi)     if the Trumbull Employment Agreement is terminated pursuant to either of paragraphs 1(a)(i) or 1(a)(ii) thereof prior to the third anniversary of the date hereof, but prior to such third anniversary the Optionee has not resigned as Chairman and Chief Executive Officer of The Ridefilm Theaters Company or the Optionee has been willing to remain in such positions but has been asked to resign therefrom, then the Option may be exercised as to an additional 12,949 Optioned Shares in whole at any time or in part from time to time on or after such third anniversary.

Options for any Optioned Shares which have not become exercisable as provided above in this paragraph 1(c) on or prior to the third anniversary of the date hereof shall expire and be of no further force whatsoever as to such of the Optioned Shares in respect of which the Option has not become exercisable.

         (d) Notwithstanding any other provisions contained in this agreement, the Option may be exercised as to all of the Optioned Shares in whole at any time or in part from time to time on or after the date upon which either (i) the Corporation issues Common Shares or (ii) the Corporation consolidates, amalgamates or merges with or into any other corporation or other entity, and as a result of any of such events at least 51% of the Common Shares of the Corporation outstanding immediately after such event are held by or for the benefit of any person or group of persons acting in concert who, immediately prior to such event, held less than 5% of the total number of Common Shares outstanding of the Corporation, calculated on a fully diluted basis.

2.       DEATH OF OPTIONEE

         (a) In the event of the death of the Optionee on or prior to the Expiration Date and at a time when the Optionee has not fully exercised the Option, the Option shall be exercisable, to the same extent that the Option was exercisable at the date of the death of the Optionee, by the Optionee's executors or legal personal representatives at any time up to and including a date six months following the date of death of the Optionee or the Expiration Date, whichever is earlier. In the event the Option is not exercised within the foregoing time period, the Option shall expire.

         (b) Except as provided in paragraph (a) above, the Option shall not be transferable or assignable and is exercisable only by the Optionee.


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3.       SHARE CAPITAL ADJUSTMENTS

         (a) If at any time after the date hereof the Class D Conversion Rate (the "Class D Conversion Rate"), as such term is defined in the Articles of Incorporation of the Corporation as the same are in effect on the date hereof, is adjusted pursuant to paragraph 6.I.(h)(d) of such Articles, then the number of Optioned Shares shall be adjusted by multiplying the number of Optioned Shares in effect on the date of such adjustment to the Class D Conversion Rate by a fraction: (A) the numerator of which will be the Class D Conversion Rate in effect immediately after giving effect to the adjustment thereto, and (B) the denominator of which will be the Class D Conversion Rate in effect immediately before giving effect to the adjustment thereto.

         (b) If at any time after the date hereof there is a reclassification or redesignation of the Common Shares at any time outstanding or a change of the Common Shares into other shares or into other securities or other capital reorganization (other than a capital reorganization which results in an adjustment to the Class D Conversion Rate), or a consolidation, amalgamation or merger of the Corporation with or into any other Corporation or other entity (other than a consolidation, amalgamation or merger which does not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other shares), or a transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation or entity (any of such events being called a "Capital Reorganization"), the Optionee shall be entitled upon the future exercise of the Option to receive, and will accept, upon the exercise of the Option at any time thereafter in lieu of the number of Optioned Shares to which the Optionee was previously entitled, the aggregate number of shares, other securities or other property which the Optionee would have been entitled to receive as a result of such Capital Reorganization if, on the record date thereof, the Optionee had been the registered holder of the number of Common Shares which the Optionee was entitled to receive upon the exercise of the Option to the extent that the Optionee had exercised the Option prior to the Capital Reorganization. The Corporation will take all steps necessary to ensure that, on the exercise of the Option after a Capital Reorganization, the Optionee will receive the aggregate number of shares, other securities or other property to which he is entitled as a result of the Capital Reorganization. If determined appropriate by the directors of the Corporation, appropriate adjustments will be made as a result of any such Capital Reorganization to the provisions of this paragraph 3(b) such that such provisions will thereafter correspond as nearly as is reasonably possible in relation to any shares, other securities or other property thereafter deliverable upon the exercise of the option. Any such adjustment will be made by a resolution of the directors of the Corporation and set forth in a notice sent to the Optionee.

         (c) The following rules shall apply regarding the adjustment to the number of Optioned Shares:


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               (i) any adjustments made as a result of the provisions of this paragraph 3 are cumulative and will be computed to the nearest whole Optioned Share;

              (ii) if any question arises at any time with respect to the number of Optioned Shares or any adjustment to such number or the amount of any cash payment made in lieu of issuing a fractional share, such question shall be conclusively determined by the auditors of the Corporation or, if they are unwilling or unable to act, by such other firm of independent internationally recognized chartered accountants as may be selected by the directors and such determination shall be binding upon the Corporation and the Optionee. If any such determination is made, the Corporation shall deliver a notice to the Optionee setting forth the determination made; and

             (iii) if a fraction of a Common Share would otherwise be issuable upon any exercise of the Option, the Corporation shall not issue such fractional share but shall pay to the Optionee an amount equal to the then current fair market value of such fractional share as such fair market value may be determined by the directors of the Corporation.

         (d) As long as the Option has not been exercised in full and is exercisable, the Corporation shall reserve, out of its unissued Common Shares, a sufficient number of Common Shares to enable the Option to be exercised into all of the Optioned Shares in respect of which the Option may be exercised. Nothing set forth in this paragraph 3(d) or otherwise in this agreement shall affect or restrict the right of the Corporation to issue Common Shares from time to time.

4.       RIGHTS OF OPTIONEE BEFORE EXERCISE OF OPTION

         The Optionee shall not have any rights whatsoever as a shareholder in respect of the Optioned Shares covered by the Option until the Option is exercised, in whole or in part, and payment for the Optioned Shares thereby purchased has been made.

5.       EXERCISE OF OPTION

         (a) The Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise specifying the number of Optioned Shares with respect to which the Option is being exercised and accompanied by payment in full of the purchase price for the Optioned Shares then being purchased. All Optioned Shares subscribed for hereunder shall be paid for in full in cash at the time of purchase and when issued and delivered to or at the direction of the Optionee shall be issued as fully paid and non-assessable Common Shares.

         (b) As soon as practicable following the receipt of a written notice of exercise and payment in full of the purchase price for the Optioned Shares then being purchased, the Corporation shall cause to be delivered to the Optionee a certificate for the shares so purchased


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and shall cause to be recorded in the appropriate registers of shareholders of the Corporation the Optionee as a holder of the number of Optioned Shares so issued.

6.       RESTRICTIONS ON EXERCISE AND TRANSFER

         (a) The exercise of the Option granted hereunder shall be subject to the condition that if at any time the Corporation shall determine in its sole discretion that it is necessary or desirable to comply with any legal requirements or the requirements of any stock exchange or other regulatory authority or to obtain any approval or consent from any such stock exchange or other regulatory authority as a condition of, or in connection with, such exercise or the issue of Common Shares as a result thereof, then in any such event such exercise shall not be effective unless such compliance shall have been effected or such approval or consent obtained on conditions satisfactory to the Corporation. The Optionee further acknowledges that Common Shares obtained pursuant to the exercise of the Option granted hereunder may be subject to hold period requirements imposed by applicable securities legislation.

         (b) The Options may not be transferred. Neither Common Shares issued upon the exercise of Options nor any of the preferred shares referred to in
Section 7, below, which may be issued pursuant to such Section, may be transferred, sold, assigned, pledged or otherwise hypothecated, or otherwise disposed of (each, a "Transfer") by the Optionee prior to the second anniversary of the date hereof, other than transfers for tax and estate planning purposes, or pursuant to laws of descent and distribution.

7.       PUT RIGHT

         The Optionee may, at any date after the date hereof and on or prior to the date which is eight and one-half years after the date hereof, or if such date is not a business day, then the next business day, upon notice in writing to the Corporation exchange all Options which may be exercised on such date of exchange for preferred shares of the Corporation which shall have rights, privileges, restrictions and conditions identical to those of the Class D Shares of the Corporation, except that such preferred shares shall have no right to be converted into Common Shares of the Corporation. The number of such preferred shares for which the Options may be exchanged shall be calculated at the date of notice of exchange on the basis that if all of the Options were then exercisable, they would be exchanged into such number of preferred shares as would have a liquidation preference equal to the aggregate of Cdn.$4,000,000 plus, if Options for all of the Optioned Shares are exchanged, an amount equal to 7% per annum for the period from the date hereof to the date of the notice of exchange, and if less than all of the Options are exerciseable at the date of exchange, a proportionately smaller number of preferred shares would be issued to the Optionee upon such exchange. Notwithstanding the foregoing, the Optionee shall have no right to exchange any of the Options on or after the date upon which the Class D Shares of the Corporation become mandatorily convertible into Common Shares in accordance with the terms of the Class D Shares.


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8.       INTENTIONALLY DELETED

9.       WITHHOLDING

         Upon the exercise of the Option, the Optionee shall make arrangements satisfactory to the Corporation regarding payment of any federal, provincial or local taxes of any kind required by law to be withheld with respect to the exercise of the Option. In addition, the Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind due to the Optionee any federal, provincial or local taxes of any kind required by law to be withheld with respect to the exercise of the Option.

10.      SUCCESSORS

         This Agreement and the Option shall be binding upon the Corporation and its successors, including upon the corporation continuing following the amalgamation of the Corporation and Imax Corporation on the date hereof.

         IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.


                                  WGIM ACQUISITION CORPORATION


                                  Per:         "Richard L. Gelfond"
                                       -----------------------------------------


                                  Per:           "Peter D. Lyons"
                                       -----------------------------------------



                                                "Douglas Trumbull"
- -----------------------                -----------------------------------------
Witness                                          Douglas Trumbull